Exhibit 99.1

Theragenics Corporation(R) Announces Institutional Investor Meetings and Investor Presentation

     BUFORD, Ga.--(BUSINESS WIRE)--Feb. 28, 2006--Theragenics Corporation(R) (NYSE: TGX), a medical device company serving the cancer treatment and surgical markets, today said that it intends to meet with certain institutional investors over the next week.
     The presentation being given at these meetings will be available for viewing in the Investor Relations section of the Company's Website (www.theragenics.com) prior to the scheduled meetings. Select "Investor Relations" followed by "Company Presentations."
     Theragenics Corporation(R) (NYSE: TGX) is a provider of brachytherapy and surgical products. In Buford, Ga., the Company manufactures and markets its premiere product, the palladium-103 TheraSeed(R) device (www.theraseed.com), and I-Seed, an iodine-125 based device, which are used primarily in the minimally invasive treatment of localized prostate cancer. Theragenics is the world's largest producer of palladium-103 for human use. Through its subsidiary, CP Medical (www.cpmedical.com), based in Portland, Ore., the Company manufactures and distributes medical products for diverse surgical markets including wound closure, cardiac pacing, and the general, dental, cosmetic and veterinary markets. For additional information, call the Company's Investor Relations Department at (800) 998-8479 or visit www.theragenics.com.


     CONTACT: Theragenics Corporation
              Frank J. Tarallo, 800-998-8479 or 770-271-0233
              or
              Lisa Rassel, 800-998-8479 or 770-271-0233
              www.theragenics.com